Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Current Report on Form 8-K/A, Amendment No. 1 of FAT Brands Inc. and in the Registration Statements of FAT Brands Inc. on Form S-8 (File No. 333-239031) and Form S-1 (File No. 333-239032) of our report dated October 13, 2020 relating to the combined financial statements of the Fog Cutter Group (a carveout of Fog Cutter Capital Group, Inc.) as of December 29, 2019 and December 30, 2018, and for the years then ended.

Our report contains an emphasis of matter paragraph regarding the forward triangular merger between FAT Brands Inc. and Fog Cutter Capital Group, Inc. and the carve out of any activity and ownership of FAT Brands Inc. on the combined financial statements. Our report also includes an emphasis of matter paragraph regarding the limited liquidity resources of the Fog Cutter Group (a carveout of Fog Cutter Capital Group, Inc.).

/s/ Baker Tilly US, LLP

Los Angeles, CA

March 12, 2021